Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Administrative Board
Elster Group SE:
We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to changes in the method of accounting for multiple-deliverable revenue arrangements and business combinations.
KPMG AG
Wirtschaftsprüfungsgesellschaft
Frankfurt am Main, Germany
March 21, 2011